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                                                                    EXHIBIT 4.1


                           RIGHTS AGREEMENT AMENDMENT



               RIGHTS AGREEMENT AMENDMENT, dated as of August 4, 1997 (the "Amendment"), to the Rights Agreement, dated as of November 11, 1994 (the "Rights Agreement"), between Showscan Entertainment Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent").

               The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

               In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

                       1. Section 1(a) of the Rights Agreement is hereby amended by adding a new sentence as the final sentence thereto, which shall read in its entirety as follows:

                       "Notwithstanding anything in this Agreement, none of Iwerks Entertainment, Inc., a Delaware corporation ("Iwerks"), Roy A. Wright, Bruce Hinckley, Thomas R. DiBenedetto, DiBenedetto Showscan Limited Partnership, United Artists Theatre Circuit, Inc. or Charles B. Moss, Jr., or their respective Affiliates or Associates, or any other Person, shall become an "Acquiring Person" solely as the result of entering into, performing the terms of, or consummating the transactions contemplated by (x) the Agreement and Plan of Reorganization, dated as of August 4, 1997, as amended from time to time (the "Merger Agreement"), among the Company, Iwerks and IWK-1 Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Iwerks or (y) the Stockholder Support Agreement dated as of August 4, 1997 by and between Iwerks and Thomas R. DiBenedetto, the Stockholder Support Agreement dated as of August 4, 1997 by and between Iwerks and DiBenedetto Showscan Limited Partnership, the Stockholder Support Agreement dated as of August 4, 1997 by and between Iwerks and Charles B. Moss, Jr. or the Stockholder Support Agreement dated as of August 4, 1997 by and between Iwerks and United Artists Theatre
                       Circuit, Inc., in each case as amended from time to time (collectively, the "Stockholder Support Agreements")."

                       2. Section 3(a) of the Rights Agreement is hereby amended by adding a new sentence as the final sentence thereto, which shall read in its entirety as follows:


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                       "Notwithstanding anything in this Agreement to the
                      contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement or the Stockholder Support Agreements, or (ii) the consummation of the Merger (as defined in the Merger Agreement) or the performance of the terms of the Stockholder Support Agreements."

               3. Section 7(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

                      "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on November 11, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
                      Section 23 hereof (the "Redemption Date"), (iii) the closing of the Merger, at which time the Rights are deemed terminated, or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof."

               4. Section 13 of the Rights Agreement is hereby amended by adding a new sentence as the final sentence thereto, which shall read in its entirety as follows:

                       "Notwithstanding anything in this Agreement to the
                      contrary, (x) no event described in subsections (a) - (c) of this Section 13 shall be deemed to have occurred solely as a result of the approval, execution, delivery or performance of the terms of, the Merger Agreement or the Stockholder Support Agreements and (y) in the event of the consummation of the Merger, this Agreement and the rights of holders of Rights hereunder shall be terminated."

               5. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

               6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

               7. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.



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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



                                           SHOWSCAN ENTERTAINMENT INC.



                                           By:    /s/ Dennis Pope
                                               ------------------------------
                                           Name:  Dennis Pope
                                           Title: President and Chief Executive
                                                  Officer



                                           CONTINENTAL STOCK
                                           TRANSFER & TRUST COMPANY



                                           By:   /s/ William F. Seegraber
                                              --------------------------------
                                           Name:     William F. Seegraber
                                           Title:    Vice President